Exhibits 5.2 and 23.4

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

April 7, 2006

Maverick Oil and Gas, Inc.

888 East Las Olas Boulevard, Suite 400

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-1, File No. 333-131913, February 17, 2006, as amended by Pre-effective Amendment No. 1 filed on the date hereof (as so amended, the “Registration Statement”) of Maverick Oil and Gas, Inc., a Nevada corporation (the “Company”), relating to the registration of up to 77,847,023 shares of the Company's Common Stock, $.001 par value (the “Common Stock”), of which (a) 2,200,000 shares have been issued by the Company and are held by certain of the Selling Shareholders identified in the Registration Statement (the “Issued Shares”), and (b) up to 44,128,838 shares of the Company’s Common Stock (the “Warrant Shares”) may be issued by the Company to certain of those certain Selling Shareholders upon the exercise of those certain warrants to purchase shares of the Company’s Common Stock as described in the Registration Statement (the “Warrants”) and (c) up to 31,518,185 shares of the Company’s Common Stock may be issued to those certain Selling Shareholders described in the Registration Statement upon conversion or redemption of, or the payment of interest on, or the principal of, the Company’s Secured Convertible Debentures as described in the Registration Statement (the “Conversion Shares”). As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Shares, the Warrants and the Secured Convertible Debentures, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates of officers of the Company, and the Registration Statement.

Maverick Oil and Gas, Inc.

April 7, 2006

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1.          The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

2.          The Board of Directors of the Company has duly authorized the issuance of the Issued Shares.

3.           The Issued Shares are duly authorized and validly issued, fully paid and non-assessable.

4.          The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the respective Warrants, will be validly issued, fully paid and non-assessable.

5.          The Conversion Shares have been duly authorized and, when issued in accordance with the terms of the Company’s Secured Convertible Debentures, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement of the Company on Form S-1; and

Maverick Oil and Gas, Inc.

April 7, 2006

3.	To the filing of this opinion as an exhibit to the Registration Statement.

4.	To the reliance upon this opinion of Buchanan Ingersoll PC in providing its own opinion filed as Exhibit 5.1 to the Registration Statement.

Maverick Oil and Gas, Inc.

April 7, 2006

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By: /s/ Gregg P. Barnard

Gregg P. Barnard